Exhibit 99.1
BURGER KING CORPORATION EXTENDS LEASE
AT CURRENT MIAMI HEADQUARTERS
MIAMI — May 8, 2007 — Burger King Corporation (NYSE: BKC) announced today that it has signed a long term extension for the lease on its existing Miami-based headquarters. The company also announced that it will complete consolidation of its corporate Miami workforce, currently operating out of two locations, by July 2007. Burger King Corporation began its lease at its current location in July 2002.
“This agreement is a win for Miami-Dade County and our company,” said Burger King CEO John Chidsey. “We will realize substantial savings by staying in our current facility. We are also excited to remain a major player in the county’s future and continue as one of the largest employers in the region. Additionally, the property owner of the building in Coral Gables, where we had planned to move, has secured a new tenant, ensuring a smooth economic transition for the owner and the city.”
By extending the current lease and terminating the Coral Gables lease, the company has determined that it will save significant dollars in future rent payments and in tenant improvements and moving costs.
The company will incur approximately $7 million in expense during its fiscal 2007 fourth quarter related to the transaction, comprised primarily of a $5 million termination fee paid to the property owner. However, based on the company’s strong fiscal 2007 year-to-date performance, Burger King still expects to reach its previously announced 20 percent net income growth target, with this one-time charge included.
About Burger King Holdings Inc.
The BURGER KING(R) system operates more than 11,200 restaurants in all 50 states and more than 65 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING(R) restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.
Contact:
BKC Media Relations
Keva Silversmith, 305-378-3797
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com